Exhibit 3.5

GUARDIANLINK
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES  B CONVERTIBLE PREFERRED STOCK

The undersigned, being the President of GuardianLink a Wyoming corporation (the "Corporation"), does hereby certify that the following resolutions, were duly adopted by the directors of the Corporation by written consent on March __, 2014:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the directors by the provisions of the Articles of Incorporation, as amended (the "Articles of Incorporation") of the Corporation, the Board of Directors, by Unanimous Consent dated March __, 2014 adopted a resolution providing for the designation, rights, powers and preferences and qualifications, limitations and restrictions of Three Million (3,000,000) shares of Series B Convertible Preferred Stock, and a copy of such resolution is as follows:

I.            Designation and Amount.   The shares of such series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall initially be Three Million (3,000,000).

2.           Rank.

(a) The Series B Preferred Stock shall rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.0001 per share (the "Common Stock"), of the Corporation) and to all other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series B Preferred Stock (the "Junior Stock").

(b) Notwithstanding anything to the contrary contained in the Articles of Incorporation of the Corporation, the vote of the holders of a majority of the Series B Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking senior to the Series B Preferred Stock in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.           Dividends.  The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors that may be paid in cash out of funds legally available for such purpose or in shares of Common Stock, at the rate of Ten Percent (10%) per share annually. Such dividends shall be cumulative and shall accrue, whether or not earned or declared, from and after the date of issuance of the Series B Preferred Stock.

4.           Stated Value. Each share of Series B Preferred Stock shall have a stated value of $2.00.

5.           Liquidation Preference. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, after payment or setting apart for payment of all amounts for, or the distribution of any assets of the Corporation due to the holders of any senior securities, each holder of Series B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefore, a preferential amount in cash, per share of Series B Preferred Stock, equal to (and not more than) the sum of the (x) Stated Value, plus (y) all accrued and unpaid dividends thereon (the "Series B Liquidation Preference"). The Series B Liquidation Preference shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of the Corporation's Junior Stock and common stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series B Preferred Stock the full Series B Liquidation Preference, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Any distribution in connection with the liquidation, dissolution or winding up  of  the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

6.           Voting Rights.   Except as otherwise required by Wyoming law, the holders of Series B Preferred Stock shall have one vote of the Common Stock per One share of Series B Preferred Stock.  The Common Stock into which the Series B Preferred Stock is convertible shall, when issued, have all of the same voting rights as other issued and outstanding Common Stock of the Corporation, and none of the rights of the Series B Preferred Stock.

7.           Conversion. The holders of Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a)     Right to Convert. After one year following the issuance, the holder of Series B Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock the issuance of Series B Preferred Stock. Each share of Series B Preferred Stock shall be converted into one share of Common Stock upon conversion. The Corporation shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each bolder. B holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon complete conversion of the Series B Preferred Stock.

(b)     Mechanics of Conversion. The conversion of Series B Preferred Stock shall be conducted in the following manner:

(i)     Holder's  Delivery  Requirements. To convert Series  B  Preferred Stock into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (B) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit B (the "Conversion Notice"), to the Corporation, and (B) with respect to the final conversion of shares of Series B Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii)     Corporation's  Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.

(iii)    Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c)     Adjustments of Conversion Price.

(i)     Stock Dividends and Splits. If the  Corporation, at any time while any share of Series B Preferred is outstanding: (B) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case. the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Series B Preferred Stock shall be proportionately adjusted such that the aggregate Conversion Price of the Series B Preferred Stock shall remain unchanged. Any adjustment made pursuant to this Section 7(d)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii)     Fundamental Transaction. If, at any time while any shares of the Series B Preferred Stock are outstanding, (B) the Corporation effects any merger or consolidation of the Corporation with or into another person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a "Fundamental Transaction"), then, upon any subsequent conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to such event. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of the Series B Preferred Stock shall be given the same choice as to the  Alternate Consideration  it  receives  upon  any  conversion of  the  Series  B  Preferred  Stock  following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(d)(ii) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith  by the  Board of  Directors, or  round-up to the  next whole number of shares, at  the Corporation's option.

(f)    Reservation of Common Stock. The Corporation shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock equal to at least one hundred percent (100%) of the  aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series B Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder of record at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series B Preferred Stock shall be allocated to the remaining holders of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holder.

(g)     Reissuance. No shares of Series B Preferred Stock which have been converted to Common Stock shall be reissued by the Corporation, provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series, rights or preferences and may thereafter be issued as a share of preferred stock not designated as Series B Preferred Stock.

(h)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or  registered  mail,  postage  prepaid,  return-receipt requested, addressed  to  the  holder  of  record at  its address appearing on the books of the Corporation.

8.           No Preemptive Rights. Subject to any existing agreements between the Corporation and a holder of Series B Preferred Stock, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

9.            Conversion Restrictions. Notwithstanding anything to the contrary set forth in Section 7 of this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of9.99%  of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series B Preferred Stock providing the Corporation with sixty-one (61) day notice (pursuant to Section 7 (h) hereof) (the "Waiver Notice") that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 9 shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

10.         Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series B Preferred Stock into Common Stock.

11.       Amendment. The provisions hereof and the Articles of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series B Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class.

*****

I further declare under penalty of perjury under the laws of the State of Wyoming that the matters set forth in this certificate of designation are true and correct of my own knowledge.

Date:  April 1, 2014

GuardianLink

By:  /s/ Mark Kelly
Name:  Mark Kelly
Title: President

Exhibit B

GUARDIANLINK

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Preferences, Rights ,and Limitations of  the  Series  B Convertible  Preferred  Stock  of  GuardianLink (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), of GuardianLink, a Wyoming corporation (the "Corporation"),  indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Preferred Shares to be converted:
Stock certificate no(s). of Preferred Shares to be converted:
Conversion Price:
Number of shares of Common Stock to be issued:
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:
Facsimile Number:
Authorization:	By: Title:
Dated: